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                                                                 EXHIBIT 10.64


                             SECOND RESTATEMENT OF
                         THE RETIREMENT REPARATION PLAN
                            FOR CERTAIN EMPLOYES OF
                           THE DETROIT EDISON COMPANY


The Retirement Reparation Plan for Certain Employes of The Detroit Edison Company (the "Plan"), established by The Detroit Edison Company (the "Company") effective January 1, 1989, as amended and restated effective May 22, 1989, is hereby amended and restated as of June 26, 1995 by this Second Restatement.

SECTION 1 - PURPOSE

The sole purpose of this Plan is to assure that all persons who become eligible to and do receive benefits under the Employes' Retirement Plan of The Detroit Edison Company (the "Retirement Plan") will receive the same aggregate dollar amount of benefits (after taking into account any benefits such persons are eligible to receive under the Benefit Equalization Plan for Certain Employes of The Detroit Edison Company (the "BEP")) as they would have received under the Retirement Plan, but for the limitations on contributions and benefits imposed from time to time by the compensation limitation of Section 401(a)(17) of the Internal Revenue Code, whether such limitations result solely from the application of Section 401(a)(17) of the Internal Revenue Code or result from the combination of the application of Section 401(a)(17) of the Internal Revenue Code and the application of the limitations on contributions and benefits imposed from time to time by Section 415 of the Internal Revenue Code. This Plan is not intended to and shall not be construed so as to provide any person receiving benefits under the Retirement Plan, the BEP, if applicable, and this Plan, if applicable, with benefits in the aggregate which are either larger or smaller than the benefit which would result from the calculation made under the applicable provisions of the Retirement Plan, and the BEP, if applicable, without giving effect to or recognition of the contribution and benefit limitation provisions of Section 401(a) (17) of the Internal Revenue Code, whether such limitations result solely from the application of Section 401(a)(17) of the Internal Revenue Code or result from the combination of the application of Section 401(a)(17) of the Internal Revenue Code and the application of the limitations on contributions and benefits under Section 415 of the Internal Revenue Code. The benefit provided under this Plan to any person shall be separate from and in addition to any benefit provided under the Retirement Plan, the BEP, if applicable, and any other plan or program maintained by the Company.

SECTION 2 - ELIGIBILITY

Persons whose benefits under the Retirement Plan are limited by the provisions set forth therein to conform to Section 401(a)(17) of the Internal Revenue Code shall be
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eligible for the benefits provided under this Plan.  In no event shall a person who is not entitled to benefits under the Retirement Plan be eligible for any benefits under this Plan.

SECTION 3 - AMOUNT OF BENEFITS

The benefits payable under this Plan shall equal the excess, if any, of:

(a) the aggregate benefits which would have been paid to such retired employe, an employe's spouse or beneficiary under the Retirement Plan and the BEP, if applicable, if the provisions of such plans were administered and benefits paid without regard to either the limitations on contributions and benefits imposed by the compensation limitation of Section 401(a)(17) of the Internal Revenue Code, or the special benefit limitations added to the Retirement Plan to conform it to Section 415 of the Internal Revenue Code, over

(b) the aggregate benefits which are payable to such retired employe, an employe's spouse or beneficiary under the Retirement Plan and the BEP, if applicable.

SECTION 4 - PAYMENT OF BENEFITS

(a) Payment of benefits under this Plan shall be made coincident with the payment of benefits under the Retirement Plan or as soon as practicable thereafter.

(b) In the event an employe receives an assessment of income taxes from the Internal Revenue Service which treats any amount payable under this Plan as being includible in such employe's gross income prior to the actual payment of such amount to such employe, the Company shall pay an amount equal to such income taxes to the employe within 30 days after written notice from such employe of such assessment. The amount of income taxes paid to the employe hereunder shall be considered an advance of and shall reduce the benefits ultimately paid to the employe under this Plan.

(c) Each payment under this Plan shall be reduced by any federal, state, or local taxes which the Company determines should be withheld from such payment.

(d) Benefits under this Plan shall be payable solely from the general assets of the Company. Each participant in this Plan shall have the status of an unsecured creditor of the Company. This Plan constitutes a promise by the Company to make benefit payments in the future. It is intended that this Plan be unfunded for tax purposes and for purposes of Title I of ERISA and that this Plan shall remain unfunded during the entire period of its existence. The Company intends that this Plan be maintained primarily for a select group of management or highly compensated employes.




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SECTION 5 - RIGHTS OF EMPLOYES

Except to the extent provided in Section 7 herein below, no employe or an employe's spouse or beneficiary shall at any time have any vested right to receive the benefits provided by this Plan. The employe, employe's spouse or beneficiary is merely a general creditor of the Company and the obligation of the Company hereunder is purely contractual and shall not be funded or secured in any way.

The right of an employe, employe's spouse or beneficiary to payment of any benefit hereunder shall not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached, or garnished by an employe, an employe's spouse or beneficiary, or creditors of an employe and shall not be subject to garnishment, execution, attachment, or similar process. Any attempted anticipation, sale, assignment, transfer, pledge, levy, encumbrance, attachment, garnishment or similar process shall be null and void and without effect.

SECTION 6 - ADMINISTRATION; ARBITRATION

(a) This Plan shall be administered by the Organization and Compensation Committee of the Board of Directors (the "Administrator") as an unfunded plan which is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code. The Administrator's decisions in all matters involving the interpretation and application of this Plan shall be conclusive.

(b) The Plan shall at all times be maintained by the Company and administered by the Administrator as a plan wholly separate from the Retirement Plan, the BEP and any other plan or program maintained by the Company.

(c) Notwithstanding Section 6(a) hereof, in the event of any dispute, claim, or controversy (hereinafter referred to as a "Grievance") between an employe who is eligible to elect to receive the benefits provided under this Plan and the Company with respect to the payment of benefits to such employe under this Plan, the computation of benefits under this Plan, or any of the terms and conditions of this Plan, such Grievance shall be resolved by arbitration in accordance with this Section 6(c).

                 (1) Arbitration shall be the sole and exclusive remedy to redress any Grievance.

                 (2) The arbitration decision shall be final and binding, and a judgment on the arbitration award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms.

                 (3) The arbitration shall be conducted by the American Arbitration




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                          Association with the Commercial Arbitration Rules of
                          the American Arbitration Association and expenses of the arbitrators and the American Arbitration Association shall be borne by the Company. Neither the Company nor such employe shall be entitled to attorneys' fees, expert witness fees, or any other expenses expended in the course of such arbitration or the enforcement of any award rendered thereunder.

                 (4) The place of the arbitration shall be the offices of the American Arbitration Association in the Detroit Metropolitan area, Michigan.

                 (5) The arbitrator(s) shall not have the jurisdiction or authority to change any of the provisions of this Plan by alteration of, addition to, or subtraction from the terms thereof. The arbitrator(s)' sole authority shall be to apply any terms and conditions of this Plan. Since arbitration is the exclusive remedy with respect to any Grievance, no employe eligible to receive benefits provided under this Plan has the right to resort to any federal court, state court, local court, or administrative agency concerning breaches of any terms and provisions hereunder, and the decision of the arbitrator(s) shall be a complete defense to any suit, action, or proceeding instituted in any federal court, state court, local court, or administrative agency by such employe or the Company with respect to any Grievance which is arbitrable as herein set forth.

                 (6) The arbitration provisions shall, with respect to any Grievance, survive the termination of this Plan.

SECTION 7 - AMENDMENT AND DISCONTINUANCE

The Company expects to continue this Plan indefinitely, but reserves the right to amend or discontinue it. The Vice President, Human Resources, or, should the Vice President, Human Resources, become a Participant in this Plan, the Manager, Human Resources Operations, shall review the Plan from time to time and as part of such review is hereby directed and authorized to amend such Plan to the extent necessary for ease of administration and/or to comply with applicable federal and state laws. If the Plan should be amended or discontinued, the Company shall be liable for any benefits that have accrued under this Plan (determined on the basis of each employe 's presumed termination of employment as of the date of such amendment or discontinuance) as of the date of such action.




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